Exhibit 10.6

October 24, 2022

Jill Mullan

Re:      Separation Agreement

Dear Jill,

This letter sets forth the substance of the separation agreement (the “Agreement”) which ISPECIMEN INC. (the “Company”) is offering to you to aid in your employment transition.

Separation. Your last day of work with the Company and your employment termination date will be October 24, 2022 (the “Separation Date”).

The Company shall take steps to report your removal as an officer and manager of the Company, or any related business entity, including removing references to you as an officer or manager of the Company, on all applicable Company filings and registries.

You shall remain a non-executive director of the Company for so long as you remain elected to the Board. As a non-executive director of the Company, you shall be eligible for director compensation, in accordance with the Company’s by-laws and its Non-Employee Director Compensation Policy in effect as of October 1, 2022 (as may be amended), in a form and amount that is no less than the director compensation afforded to other non-executive directors of the Company, and treating you as an Eligible Director with an initial Election Date of October 25, 2022 (with capitalized terms defined in the aforementioned policy), subject further to the express understanding and agreement that you are not and will not be eligible for the Initial Option Grant set forth in said policy.

1.            Accrued Salary. On the Separation Date, the Company will pay you all accrued salary earned through the Separation Date, subject to standard payroll deductions and withholdings. You will receive these payments regardless of whether or not you sign this Agreement. You acknowledge that the Company has adopted an unlimited paid time off policy, and that, as of your Separation Date, you have no accrued paid time off that requires reimbursement.

2.            Severance Benefits. You are eligible for severance pursuant to Section 5(C) of your Employment Agreement. If you execute, do not revoke, and return this Agreement within the timeframe specified herein (but no earlier than the Separation Date) and comply fully with your obligations under this Agreement and Section 5(C) of the Employment Agreement, the Company will provide you with the following severance benefits, in full satisfaction of the obligations under the Employment Agreement:

(a)            Severance. Pursuant to Section 5(C)(i) of the Employment Agreement, the Company will pay you, as severance, the equivalent of twelve (12) months of your base salary in effect as of the Separation Date (which equals a gross total of $325,000) (the “Severance”). The Severance Payment shall be paid in equal instalments commencing on the Company’s first regular payroll date after the Effective Date of this Agreement, as defined below, and ending on the twelve (12) month anniversary of the Effective Date (“The Severance Pay Period”).

Jill Mullan

October 24, 2022

(b)            COBRA Premiums. As an additional severance benefit, pursuant to Section 5(C)(iii) of the Employment Agreement, if you are eligible for and timely elect to continue your health and dental insurance coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), the Company will pay, as and when due to the insurance carrier or COBRA administrator (as applicable), the full COBRA health and dental insurance premiums for you and your eligible dependents, if any, until the expiration of your eligibility for the continuation coverage under COBRA. In the event you become covered under another employer’s group health plan or otherwise cease to be eligible for COBRA coverage, you must immediately notify the Company, and the Company’s obligation to pay COBRA premiums shall cease.

(c)            Partial Acceleration. In accordance with Section 2.2 of the Restricted Stock Unit Agreement between you and the Company dated June 21, 2021 (the “Restricted Stock Agreement”), the Company will accelerate vesting of the shares subject to your equity awards, as detailed in Section 5 below.

(d)            Equity Reporting. The Company acknowledges that, in an SEC Form S-8 form filing, the Company under-reported the number of Company securities registered to you. The Company shall correct such reporting through the filing of an amended SEC Form S-8 on or before December 31, 2022.

3.            Benefit Plans.

If you are currently participating in the Company’s group health insurance plans, your participation as an employee will end on your Separation Date. Thereafter, to the extent provided by the federal COBRA law or, if applicable, state insurance laws, and by the Company’s current group health and dental insurance policies, you will be eligible to continue your group health and dental insurance benefits at your own expense, with the potential for certain payments to be made by the Company as described in Section 2(b) above. Later, you may be able to convert to an individual policy through the provider of the Company’s health insurance, if you wish.

Your participation in Employer-Sponsored Group Life Insurance and Short and Long Term Disability Insurance will cease as of your last day of employment; however, you may elect to convert your insurance by contacting The Standard within 31 days of your last day worked.

Deductions for the 401(k) Plan will end with your last regular paycheck. You will receive information by mail concerning 401(k) plan rollover procedures should you be a participant in this program.

Jill Mullan

October 24, 2022

You have the right to continue your current Health Care Spending Account if you are participating in this program. Enclosed is the information concerning how to continue this benefit. Dependent Care Spending Accounts cannot be continued. Your last full Spending Account payroll deductions will be processed in the last pay period in October. Unless you elect to continue your Health Care Spending Account, you will only be eligible to claim expenses that you incurred prior to the Separation Date.

You may be eligible for unemployment insurance benefits after the Separation Date. Your state or commonwealth’s department of unemployment assistance, not the Company, will determine your eligibility for such benefits. Please refer to Exhibit A for more information.

4.            Equity.

(a)            You were awarded 52,084 restricted stock units (the “RSUs”) pursuant to the Company’s 2021 Amended and Restated Equity Incentive Plan (the “Plan”) and the RSU Agreement. As of the Separation Date, 20,834 shares of the Company’s common stock (“Common Stock”) have been delivered to you upon the settlement of your vested RSUs. Consistent with Section 2.2 of the RSU Agreement, and contingent upon your execution of this Agreement, the Company’s Board of Directors will modify and accelerate your vesting schedule such that a certain portion of you unvested RSUs that would have vested after your Separation Date, had you remained employed by the Company, shall be considered vested as of your Separation Date (the “Accelerated RSUs”). As a result of such acceleration, 13,021 shares of Common Stock will be delivered to you upon the settlement of the Accelerated RSUs. You acknowledge that this Section 5(a) of the Agreement fully satisfies the Company’s obligations set forth in Section 2.2 of the Restricted Unit Agreement. With respect to the exercise of your vested RUSs, you shall have the option to either: (a) make a cash payment to the Company for the aggregate exercise price; or (b) instruct the Company to withhold a number of RSUs then exercisable with an aggregate fair market value as of the exercise date equal to the aggregate exercise price (a/k/a cashless exercise).

(b)            You were awarded 13,021 performance share units (the “PSUs”) pursuant to the Plan and Performance Share Unit Agreement between you and the Company dated June 21, 2021 (the “PSU” Agreement. As of the Separation Date, you are vested with respect to 0 PSUs. Consistent with Section 5 of the PSU Agreement, your unvested PSUs are forfeit, and, as of your Separation Date the Company has no further obligations to you under the PSU Agreement.

(c)            Other Compensation or Benefits. You acknowledge that, except as expressly provided in this Agreement, you will not receive any additional compensation, severance or benefits after the Separation Date.

5.            Expense Reimbursements. You agree that, within ten (10) days of the Separation Date, you will submit your final documented expense reimbursement statement reflecting all business expenses you incurred through the Separation Date, if any, for which you seek reimbursement. The Company will reimburse you for reasonable business expenses pursuant to its regular business practice.

Jill Mullan

October 24, 2022

6.            Return of Company Property. Except with respect to such Company Property (as defined below) that you possess that you reasonably need to fulfill your role as a director of the Company, including but not limited to any Company-issued laptop computers currently within your possession, within three (3) days following the Separation Date, you agree to either: (1) return to the Company all Company documents (and all copies thereof) and other Company property that you have had in your possession at any time, including, but not limited to, Company files, notes, drawings, records, business plans and forecasts, financial information, specifications, computer-recorded information, tangible property (including, but not limited to, computers), credit cards, entry cards, identification badges and keys; and, any materials of any kind that contain or embody any proprietary or confidential information of the Company (and all reproductions thereof) (“Company Property”); or (2) destroy any such Company Property in your possession and certify the destruction of the same to the Company’s Board in writing. In connection with your obligations under this Section 6, on your Separation Date, you shall deliver your Company-issued laptop computer to the Company’s Chief Information Officer for inspection and data cataloguing. No data shall be “scrubbed” from such lap-top computer, however. After that process is completed, such lap-top computer shall be promptly returned to you. Receipt of the severance benefits described in Section 2 of this Agreement is expressly conditioned upon return of all Company Property except as otherwise noted in this Section 6.

7.      Confidential Information and Post-Termination Obligations. Both during and after your employment you acknowledge your continuing obligations, to the extent applicable, under your Noncompetition, Nonsolicitation, Nondisclosure and Inventions Agreement (the “NNNIA”) a copy of which is attached hereto as Exhibit B. As you know, the Company will enforce its contract rights. Please familiarize yourself with the enclosed agreement which you signed. Confidential information that is also a “trade secret,” as defined by law, may be disclosed (A) if it is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, in the event that you file a lawsuit for retaliation by the Company for reporting a suspected violation of law, you may disclose the trade secret to your attorney and use the trade secret information in the court proceeding, if you: (A) file any document containing the trade secret under seal; and (B) do not disclose the trade secret, except pursuant to court order.

8.            Non-Disparagement. Both you and the Company agree not to disparage the other party, and the other party’s officers, directors, employees, shareholders and agents, in any manner likely to be harmful to them or their business, business reputation or personal reputation; provided that both you and the Company will respond accurately and fully to any question, inquiry or request for information when required by legal process. The Company’s obligations under this Section are limited to Company representatives with knowledge of this provision, including, but not limited to, the President and other “C-Suite” executives of the Company and all members of the Company’s Board of Directors. Notwithstanding the foregoing, nothing in this Agreement shall (i) limit your right to voluntarily communicate with the Equal Employment Opportunity Commission, United States Department of Labor, the National Labor Relations Board, the Securities and Exchange Commission, other federal government agency or similar state or local agency or to discuss the terms and conditions of your employment with others to the extent expressly permitted by Section 7 of the National Labor Relations Act; or (ii) prevent either you or the Company from responding truthfully to requests for information by any government agency.

Jill Mullan

October 24, 2022

9.      Unemployment Benefits. The Company shall not contest your application for unemployment benefits or the award of unemployment benefits. Nothing in this Section 12 shall prevent the Company from responding truthfully to requests for information by any government agency.

10.            Mutual Releases.

(a)            Your Release of the Company. In exchange for the payments and other consideration under this Agreement, to which you would not otherwise be entitled, and except as otherwise set forth in this Agreement, you, on behalf of yourself and, to the extent permitted by law, on behalf of your spouse, heirs, executors, administrators, assigns, insurers, attorneys and other persons or entities, acting or purporting to act on your behalf (collectively, the “Employee Parties”), hereby generally and completely release, acquit and forever discharge the Company, its parents and subsidiaries, and its and their officers, directors, managers, partners, agents, representatives, employees, attorneys, shareholders, predecessors, successors, assigns, insurers and affiliates (the “Company Parties”) of and from any and all claims, liabilities, demands, contentions, actions, causes of action, suits, costs, expenses, attorneys’ fees, damages, indemnities, debts, judgments, levies, executions and obligations of every kind and nature, in law, equity, or otherwise, both known and unknown, suspected and unsuspected, disclosed and undisclosed, arising out of or in any way related to agreements, events, acts or conduct at any time prior to and including the execution date of this Agreement, including but not limited to: all such claims and demands directly or indirectly arising out of or in any way connected with your employment with the Company or the termination of that employment; claims or demands related to salary, bonuses, commissions, stock, stock options, or any other ownership interests in the Company, vacation pay, fringe benefits, expense reimbursements, severance pay, or any other form of compensation; claims pursuant to any federal, state or local law, statute, or cause of action; tort law; or contract law (individually a “Claim” and collectively “Claims”). The Claims you are releasing and waiving in this Agreement include, but are not limited to, any and all Claims that any of the Company Parties:

•	has violated its personnel policies, handbooks, contracts of employment, or covenants of good faith and fair dealing;

•	has discriminated against you on the basis of age, race, color, sex (including sexual harassment), national origin, ancestry, disability, religion, sexual orientation, marital status, parental status, source of income, entitlement to benefits, any union activities or other protected category in violation of any local, state or federal law, constitution, ordinance, or regulation, including but not limited to: the Age Discrimination in Employment Act (ADEA), the Older Workers Benefit Protection Act, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866 (42 U.S.C. 1981), the Civil Rights Act of 1991, the Genetic Information Nondiscrimination Act, Executive Order 11246, which prohibit discrimination based on race, color, national origin, religion, or sex; the Americans with Disabilities Act and Sections 503 and 504 of the Rehabilitation Act of 1973, which prohibit discrimination against the disabled, the National Labor Relations Act, the Lily Ledbetter Fair Pay Act, the anti-retaliation provisions of the Sarbanes-Oxley Act, or any other federal or state law regarding whistleblower retaliation; the Massachusetts Fair Employment Practices Act (M.G.L. c. 151B), the Massachusetts Equal Rights Act, the Massachusetts Equal Pay Act, the Massachusetts Privacy Statute, the Massachusetts Sick Leave Law, the Massachusetts Civil Rights Act, all as amended, and any and all other federal, state or local laws, rules, regulations, constitutions, ordinances or public policies, whether known or unknown, prohibiting employment discrimination;

Jill Mullan

October 24, 2022

•	has violated any employment statutes, such as the WARN Act, which requires that advance notice be given of certain workforce reductions; the Employee Retirement Income Security Act of 1974 (ERISA) which, among other things, protects employee benefits; the Fair Labor Standards Act of 1938, which regulates wage and hour matters; the National Labor Relations Act, which protects forms of concerted activity; the Family and Medical Leave Act of 1993, which requires employers to provide leaves of absence under certain circumstances; the Fair Credit Reporting Act, the Employee Polygraph Protection Act, the Massachusetts Payment of Wages Act (M.G.L. c. 149 sections 148 and 150), the Massachusetts Overtime regulations (M.G.L. c. 151 sections 1A and 1B), and the Massachusetts Meal Break regulations (M.G.L. c. 149 sections 100 and 101), all as amended, and any and all other federal, state or local laws, rules, regulations, constitutions, ordinances or public policies, whether known or unknown relating to employment laws, such as veterans’ reemployment rights laws;

•	has violated any other laws, such as federal, state, or local laws providing workers’ compensation benefits, restricting an employer’s right to terminate employees, or otherwise regulating employment; any federal, state or local law enforcing express or implied employment contracts or requiring an employer to deal with employees fairly or in good faith; any other federal, state or local laws providing recourse for alleged wrongful discharge, retaliatory discharge, negligent hiring, retention, or supervision, physical or personal injury, emotional distress, assault, battery, false imprisonment, fraud, negligent misrepresentation, defamation, intentional or negligent infliction of emotional distress and/or mental anguish, intentional interference with contract, negligence, detrimental reliance, loss of consortium to you or any member of your family, whistleblowing, and similar or related claims.

(b)            The Company’s Release of You. In exchange for the mutual promises under this Agreement, and except as otherwise set forth in this Agreement, the Company Parties hereby generally and completely release, acquit and forever discharge the Employee Parties of and from any and all claims, liabilities, demands, contentions, actions, causes of action, suits, costs, expenses, attorneys’ fees, damages, indemnities, debts, judgments, levies, executions and obligations of every kind and nature, in law, equity, or otherwise, both known and unknown, suspected and unsuspected, disclosed and undisclosed, arising out of or in any way related to agreements, events, acts or conduct at any time prior to and including the execution date of this Agreement, including but not limited to: all such claims and demands directly or indirectly arising out of or in any way connected with your employment with the Company.

Jill Mullan

October 24, 2022

11.      Notwithstanding the foregoing, other than events expressly contemplated by this Agreement you do not waive or release rights or Claims that may arise from events that occur after the date this waiver is executed or your right to enforce this Agreement and you are not releasing any right of indemnification you may have for any liabilities arising from your actions within the course and scope of your employment with the Company or within the course and scope of your role as an officer of the Company. Also excluded from this Agreement are any Claims which cannot be waived by law, including, without limitation, any rights you may have under applicable workers’ compensation laws and your right, if applicable, to file or participate in an investigative proceeding of any federal, state or local governmental agency. Nothing in this Agreement shall prevent you from filing, cooperating with, or participating in any proceeding or investigation before the Equal Employment Opportunity Commission, United States Department of Labor, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal government agency, or similar state or local agency (“Government Agencies”), or exercising any rights pursuant to Section 7 of the National Labor Relations Act. You further understand this Agreement does not limit your ability to voluntarily communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. While this Agreement does not limit your right to receive an award for information provided to the Securities and Exchange Commission, you understand and agree that, you are otherwise waiving, to the fullest extent permitted by law, any and all rights you may have to individual relief based on any Claims that you have released and any rights you have waived by signing this Agreement. If any Claim is not subject to release, to the extent permitted by law, you waive any right or ability to be a class or collective action representative or to otherwise participate in any putative or certified class, collective or multi-party action or proceeding based on such a Claim in which any of the Company Parties is a party. This Agreement does not abrogate your existing rights under any Company benefit plan or any plan or agreement related to equity ownership in the Company; however, it does waive, release and forever discharge Claims existing as of the date you execute this Agreement pursuant to any such plan or agreement.

12.            Indemnification. The Company hereby confirms its obligation, and otherwise agrees, to hold you harmless and indemnify you in respect of your serving or having served as an officer, director, employee or agent of the Company, or one or more of its subsidiaries, or at the request of the Company as an officer, director, employee or agent of another company, corporation, partnership, limited liability company, joint venture, trust or other enterprise, to the fullest extent authorized or permitted by applicable law in effect on the date hereof and as may be amended from time to time, but not for fraudulent or dishonest acts or omissions.

Jill Mullan

October 24, 2022

13.            Your Acknowledgments and Affirmations / Effective Date of Agreement. You acknowledge that you are knowingly and voluntarily waiving and releasing any and all rights you may have under the ADEA, as amended. You also acknowledge and agree that you have been paid for all time worked, have received all the leave, leaves of absence and leave benefits and protections for which you are eligible, and have not suffered any on-the-job injury for which you have not already filed a Claim. You affirm that all of the decisions of the Company Parties regarding your pay and benefits through the date of your execution of this Agreement were not discriminatory based on age, disability, race, color, sex, religion, national origin or any other classification protected by law. You affirm that you have not filed or caused to be filed, and are not presently a party to, a Claim against any of the Company Parties. You further affirm that you have no known workplace injuries or occupational diseases. You acknowledge and affirm that you have not been retaliated against for reporting any allegation of corporate fraud or other wrongdoing by any of the Company Parties, or for exercising any rights protected by law, including any rights protected by the Fair Labor Standards Act, the Family Medical Leave Act, or any related statute or local leave or disability accommodation laws, or any applicable state workers’ compensation law. You further acknowledge and affirm that you have been advised by this writing that: (a) your waiver and release do not apply to any rights or Claims that may arise after the execution date of this Agreement; (b) you have been advised hereby that you have the right to consult with an attorney prior to executing this Agreement; (c) you have been given twenty-one (21) days to consider this Agreement (although you may choose to voluntarily execute this Agreement earlier and if you do you will sign the Consideration Period waiver below); (d) you have seven (7) days following your execution of this Agreement to revoke this Agreement; and (e) this Agreement shall not be effective until the date upon which the revocation period has expired unexercised (the “Effective Date”), which shall be the eighth day after this Agreement is executed by you.

14.      No Admission. This Agreement does not constitute an admission by the Company or by you of any wrongful action or violation of any federal, state, or local statute, or common law rights, including those relating to the provisions of any law or statute concerning employment actions, or of any other possible or claimed violation of law or rights.

15.            Breach. You agree that upon any material and uncured breach by you of this Agreement, as determined by a court of competent jurisdiction, you will forfeit all amounts paid or owing to you under this Agreement. The Company agrees that upon any material and uncured breach by the Company of this Agreement, as determined by a court of competent jurisdiction, this Agreement shall be deemed null, void and unenforceable by the Company. Notwithstanding the foregoing, and for the avoidance of doubt, all parties expressly reserve the right to seek specific performance of the other party’s obligations under this Agreement. Further, you acknowledge that it may be impossible to fully assess the damages caused by your violation of the terms of Sections 7 and 8 of this Agreement and further agree that any threatened or actual violation or breach of those Sections of this Agreement may constitute immediate and irreparable injury to the Company. The Company acknowledges that it may be impossible to fully assess the damages caused by its violation of the terms of Section 8 and further agree that any threatened or actual violation or breach of this Section of this Agreement may constitute immediate and irreparable injury to you. Accordingly, the parties therefore agree that any such breach of this Agreement is a material breach of this Agreement, and, in addition to any and all other damages and remedies available to the non-breaching party upon a breach of this Agreement, the non-breaching party shall be entitled to an injunction to prevent further violations or breaches of this Agreement. The parties further agree that if one party is successful in whole or part in any legal or equitable action against the other under this Agreement, the failing party agrees to pay all of the costs, including reasonable attorneys’ fees, incurred by the prevailing party in enforcing the terms of this Agreement.

Jill Mullan

October 24, 2022

16.      Miscellaneous. This Agreement, including any Exhibits, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to this subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified by the court so as to be rendered enforceable. This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the Commonwealth of Massachusetts as applied to contracts made and to be performed entirely within Massachusetts.

If this Agreement is acceptable to you, please sign below and return the original to me on or after your Separation Date, but no later than the date that is forty-five (45) days after you receive this Agreement. This offer will expire if we have not received your executed Agreement by that date.

[Remainder of page left intentionally blank; signature page to follow]

I wish you good luck in your future endeavors.

Sincerely,

ISPECIMEN INC.

By:	/s/ Steven Gullans

Agreed to and Accepted:

/s/ Jill Mullan
Jill Mullan

Date